Exhibit 99.1

Garrett Motion Reports First Quarter 2020 Financial Results

First Quarter 2020 Highlights

•	Net sales totaled $745 million, a decrease of 10.8% on a reported basis and 8.5% at constant currency*
•	Net income totaled $52 million, or $0.69 per basic share and $0.68 per diluted share
•	Adjusted net income* was $68 million, or $0.91 per basic share and $0.89 per diluted share
•	Adjusted EBITDA* decreased to $108 million; Adjusted EBITDA margin* was 14.5%
•	Adjusted free cash flow* totaled $57 million; Adjusted free cash flow conversion* of 84%
•	Net debt to consolidated EBITDA ratio* was 3.01x at March 31, 2020

ROLLE, Switzerland, May 11, 2020 – Garrett Motion Inc. (NYSE: GTX), a cutting-edge technology provider that enables vehicles to become safer, more connected, efficient and environmentally friendly, today announced its financial results for the first quarter ended March 31, 2020.

Q1 2019	$ millions (unless otherwise noted)	Q1 2020
835	Net sales	745
639	Cost of goods sold	603
196	Gross profit	142
23.5%	Gross profit %	19.1%
60	Selling, general and administrative	61
97	Income before taxes	53
73	Net income	52
92	Adjusted net income*	68
159	Adjusted EBITDA*	108
19.0%	Adjusted EBITDA margin*	14.5%
21	Expenditures for property, plant and equipment	39

March 31, 2019	$ millions (unless otherwise noted)	March 31, 2020
1,542	Long-term debt	1,389
1,598	Consolidated debt*	1,484
1,392	Net debt*	1,230
2.96X	Net debt to consolidated EBITDA ratio*	3.01X

*	See reconciliations to the nearest GAAP measure in pages 5-13.

“Our financial results for the first quarter demonstrate Garrett’s flexible operating platform and global capabilities amid the novel coronavirus outbreak,” said Olivier Rabiller, Garrett President and CEO. “Both of our production facilities in China have restarted operations and returned rapidly to full capacity after closing for a portion of the quarter due to the COVID-19 pandemic. We remain focused on taking aggressive measures in response to this unprecedented crisis with a priority on protecting the health and well-being of our employees and meeting our customer commitments. Last month, we fully drew down on our revolving credit facility to increase our financial flexibility and started the current quarter with $658 million in total liquidity. We are also temporarily reducing pay for Garrett’s senior leadership team by 20% and postponing future capital expenditures without impacting near-term programs. By actively managing our cost structure and preserving capital, we expect to generate significant cash savings for the year, and we are evaluating further steps to ensure the continuity of our operations. Garrett’s positive business fundamentals remain intact and we will continue to calibrate production schedules in the near term and flex our cost structure to maintain our agility and strengthen our position for long-term success.”

Results of Operations

Net sales for the first quarter of 2020 were $745 million compared to $835 million in the first quarter of 2019, a decrease of 10.8% (including a negative impact of 2.2% due to foreign currency translation). Net sales at constant currency decreased 8.5%. During the first quarter of 2020, Garrett’s manufacturing facility in Wuhan, China was closed for six weeks and the company’s plant in Shanghai, China experienced a material slowdown in the quarter due to the COVID-19 pandemic. Additionally, several manufacturing facilities in Europe and North America were closed or reduced production during the second half of March 2020 as a result of COVID-19.

Reported net sales in the first quarter for light vehicles OEM products decreased $36 million due to lower diesel volumes, partially offset by higher gasoline volumes stemming from increased turbocharger penetration in gasoline engines and new product launches. Reported net sales for commercial vehicle OEM products and aftermarket products decreased $31 million and $18 million, respectively. Other products sales in the quarter declined $5 million.

Cost of goods sold for the first quarter of 2020 was $603 million versus $639 million in the first quarter of 2019 primarily due to lower volumes stemming from the impact of COVID-19. Research and development expenses in the quarter decreased to $28 million from $32 million in the first quarter of 2019.

Gross profit percentage for the first quarter of 2020 declined to 19.1% from 23.5% in the first quarter of 2019 primarily due to the unfavorable impacts from product mix and premium freight, partially offset by productivity gains net of lower volume leverage.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2020 totaled $61 million versus $60 million in the prior year period. As a percentage of net sales, SG&A for the quarter was 8.2% versus 7.2% in the first quarter of 2019.

Other expenses - net for the first quarter of 2020 declined to $16 million from $19 million in the first quarter of 2019. During the first quarter of 2020, the company recognized $15 million in legal fees as part of its Indemnification and Reimbursement Agreement with Honeywell. Garrett also recognized $1 million in Indemnification-related litigation fees for the first quarter of 2020.

Interest expense for both the first quarter of 2020 and first quarter of 2019 was $16 million.

Net income for the first quarter of 2020 was $52 million, or $0.69 per basic share and $0.68 per diluted share, compared to net income of $73 million, or $0.98 per basic share and $0.97 per diluted share, in the first quarter of 2019.

Adjusted net income, which excludes Honeywell indemnity obligation expenses and litigation fees, for the first quarter of 2020 was $68 million, or $0.91 per basic share and $0.89 per diluted share. This compares to adjusted net income of $92 million, or $1.24 per basic share and $1.22 per diluted share, in the first quarter of 2019.

Expenditures for property, plant and equipment (capital expenditures) for the first quarter of 2020 totaled $39 million, or 5.2% of net sales, compared to $21 million, or 2.5% of net sales, in the first quarter of 2019. Capital expenditures paid in the first quarter of 2020 were mainly comprised of commitments stemming from the fourth quarter of 2019. Cash flow from operations less capital expenditures for the first quarter of 2020 was $18 million, compared to $15 million for the first quarter of 2019.

Additional Non-GAAP Financial Measures

Adjusted EBITDA for the first quarter of 2020 was $108 million versus $159 million for the same period in 2019. The Adjusted EBITDA margin decreased to 14.5% in the quarter from 19.0% in the first quarter of 2019 primarily due to lower volumes stemming from the impact of COVID-19, unfavorable product mix and higher premium freight expenses, partially offset by productivity. Adjusted free cash flow, which excludes Indemnity related payments to Honeywell, was $57 million for the first quarter of 2020 versus $53 million for the same period in 2019.

Liquidity and Capital Resources

As of March 31, 2020, Garrett had $658 million in total available liquidity, including cash and cash equivalents and funds available under its revolving credit facility.

As of March 31, 2020, consolidated debt was $1,484 million, an increase of approximately $41 million compared to December 31, 2019. As of March 31, 2020, net debt totaled $1,230 million, a decrease of approximately $26 million compared to December 31, 2019. Net Debt to Consolidated EBITDA (as defined in Garrett’s Credit Agreement) was 3.01x as of March 31, 2020 versus 2.74x as of December 31, 2019. As a result of the impact of the COVID-19 pandemic,

Garrett expects to be unable to comply with this covenant as early as June 30, 2020. Our management is in the process of negotiating with our lenders to obtain an amendment to or a waiver from the covenant. See our Quarterly Report on Form 10-Q for the period ended March 31, 2020 for additional information. Garrett’s weighted average stated interest rate was approximately 3.15% as of March 31, 2020, and the company has no significant debt maturities before September 2023.

2020 Outlook

On April 7, 2020, Garrett withdrew its full year 2020 guidance issued on February 27, 2020 due to the highly uncertain operating environment caused by COVID-19. The Company intends to resume providing an outlook at a future date.

Conference Call

Garrett will host a conference call on Monday, May 11, 2020 at 8:30 am Eastern Time / 2:30 pm Central European Time. The dial-in number for callers in the U.S. is +1-844-835-9983 and the dial-in number for international callers is +1-412-317-5268. The access code for all callers is 10142849. A live webcast and related slide presentation will also be available at http://investors.garrettmotion.com/.

A replay of the conference call can be accessed through May 25, 2020 by dialing +1-877-344-7529 in the U.S. and +1-412-317-0088 outside the U.S., and then entering the access code 10142849. The webcast will also be archived on Garrett’s website.

Forward-Looking Statements

This presentation contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding our anticipated financial performance and covenant compliance, the anticipated impact of the COVID-19 pandemic on our business, financial results and financial condition, expected cost savings, expectations regarding global automotive demand, anticipated growth of our gasoline business, trends in foreign exchange rates and estimated Indemnification Liability payments. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to risks related to the COVID-19 pandemic and its impact on our business, financial results and financial condition, any failure to comply with the covenants in our credit agreement or obtain an amendment or waiver, risks related to our ability to continue as a going concern and those risks described in our annual report on Form 10-K for the year ended December 31, 2019, as updated by our quarterly report on Form 10-Q for the period ended March 31, 2020, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

Non-GAAP Financial Measures

This presentation includes EBITDA, Adjusted EBITDA, Net Debt, Consolidated Debt, Net Debt to Consolidated EBITDA ratio, Consolidated Debt to Consolidated EBITDA ratio, Adjusted Free Cash Flow, Consolidated EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share (“EPS”), Cash flow from operations minus capital expenditures, Free Cash Flow, Adjusted Free Cash Flow Conversion, constant currency sales growth and other financial measures not compliant with generally accepted accounting principles in the United States (“GAAP”). The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. Garrett believes that Adjusted EBITDA, Adjusted EBITDA Margin and Consolidated EBITDA are important indicators of operating performance because they exclude the effects of income taxes and certain other items, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measures our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Non-GAAP financial measures, see our annual report on Form 10-K for the year ended December 31, 2019 and our quarterly report for the period ended March 31, 2020.

About Garrett Motion Inc.

Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Contacts:	Media	Investor Relations
	Michael Cimini	Paul Blalock
	+1 973 216-3986	+1 862 812-5013
	michael.cimini@garrettmotion.com	paul.blalock@garrettmotion.com

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	For the Three Months Ended March 31,
	2020	2019
Net sales	$745	$835
Cost of goods sold	603	639
Gross profit	$142	$196
Selling, general and administrative expenses	61	60
Other expense, net	16	19
Interest expense	16	16
Non-operating expense (income)	(4)	4
Income before taxes	$53	$97
Tax expense	1	24
Net income	$52	$73
Earnings per common share
Basic	$0.69	$0.98
Diluted	$0.68	$0.97

Weighted average common shares outstanding
Basic	75,040,932	74,229,627
Diluted	76,261,545	75,379,228

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

($ in millions)	For the Three Months Ended March 31,
	2020	2019
Net income	$52	$73
Foreign exchange translation adjustment	39	59
Defined benefit pension plan adjustment, net of tax	—	1
Changes in fair value of effective cash flow hedges, net of tax	—	3
Changes in currency basis reserve	—	—
Total other comprehensive (loss) income, net of tax	$39	$63
Comprehensive income (loss)	$91	$136

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED BALANCE SHEETS

	March 31,	December 31,
	2020	2019
	($ in millions)
ASSETS
Current assets:
Cash and cash equivalents	$254	$187
Accounts, notes and other receivables—net	629	707
Inventories—net	225	220
Other current assets	80	85
Total current assets	1,188	1,199
Investments and long-term receivables	34	36
Property, plant and equipment—net	457	471
Goodwill	193	193
Deferred income taxes	277	268
Other assets	105	108
Total assets	$2,254	$2,275
LIABILITIES
Current liabilities:
Accounts payable	935	1,009
Borrowings under revolving credit facility	66	—
Current maturities of long-term debt	4	4
Obligations payable to Honeywell, current	68	69
Accrued liabilities	303	310
Total current liabilities	1,376	1,392
Long-term debt	1,389	1,409
Deferred income taxes	37	51
Obligations payable to Honeywell	1,236	1,282
Other liabilities	262	274
Total liabilities	$4,300	$4,408
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Common stock, par value $0.001; 400,000,000 shares authorized, 75,939,795 and 74,911,139 issued and 75,571,651 and 74,826,329 outstanding as of March 31, 2020 and December 31, 2019, respectively	—	—
Additional paid-in capital	20	19
Retained earnings	(2,235)	(2,282)
Accumulated other comprehensive income	169	130
Total stockholders' deficit	(2,046)	(2,133)
Total liabilities and stockholders' deficit	$2,254	$2,275

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
($ in millions)	2020	2019
Cash flows from operating activities:
Net (loss) income	$52	$73
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred income taxes	(15)	3
Depreciation	19	19
Amortization of deferred issuance costs	2	2
Foreign exchange (gain) loss	12	7
Stock compensation expense	2	5
Pension expense	—	1
Other	8	4
Changes in assets and liabilities:
Accounts, notes and other receivables	58	(43)
Receivables from related parties	—	—
Inventories	(14)	(14)
Other assets	(10)	13
Accounts payable	(29)	(24)
Payables to related parties	—	—
Accrued liabilities	1	12
Obligations payable to Honeywell	(21)	(21)
Asbestos-related liabilities	—	—
Other liabilities	(8)	(1)
Net cash provided by (used for) operating activities	$57	$36
Cash flows from investing activities:
Expenditures for property, plant and equipment	(39)	(21)
Increase in marketable securities	—	—
Decrease in marketable securities	—	—
Other	—	1
Net cash provided by (used for) investing activities	$(39)	$(20)
Cash flows from financing activities:
Net increase in Invested deficit	—	—
Proceeds from revolving credit facility	621	140
Payments of revolving credit facility	(555)	(140)
Payments of long-term debt	(1)	(6)
Payments related to related party notes payable	—	—
Net change to cash pooling and short-term notes	—	—
Other	(3)	1
Net cash provided by (used for) financing activities	62	(5)
Effect of foreign exchange rate changes on cash and cash equivalents	(13)	—
Net increase (decrease) in cash and cash equivalents	67	11
Cash and cash equivalents at beginning of period	187	196
Cash and cash equivalents at end of period	$254	$207

Reconciliation of Net Income to Adjusted EBITDA and Consolidated EBITDA

($ in millions)	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,	For the Twelve Months Ended December 31,	For the Twelve Months Ended March 31,
	2020	2019	2020	2019	2019
Net income —GAAP	$52	$73	$292	$313	$1,221
Tax expense	1	24	10	33	(841)
Profit before taxes	53	97	302	346	380
Net interest expense (income)	15	15	61	61	28
Depreciation	19	19	73	73	73
EBITDA (Non-GAAP)	87	131	436	480	481
Other expense, net (which primarily consists of indemnification, asbestos and environmental expenses) (1)	16	19	37	40	97
Non-operating (income) expense (2)(3)	(2)	1	6	8	3
Stock compensation expense (4)	2	5	15	18	19
Repositioning charges (5)	5	1	6	2	1
Spin-Off costs (6)(7)	—	2	22	28	8
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	—	—	7	7	(7)
Adjusted EBITDA (Non-GAAP)	$108	$159	$529	$583	$602
Adjusted EBITDA Margin (Non-GAAP) % (8)	14.5%	19.0%	16.8%	17.9%	18.3%
FX Hedging (gain) / loss (net)	6	2	10	4	27
Honeywell indemnity obligation payment	(35)	(38)	(150)	(153)	(166)
Additional pro forma standalone costs	—	—	—	—	1
Add-back of gross interest expense (9)	2	1	3	7	8
Other non-recurring, non-cash expense	(6)	—	5	11	(2)
Add-back of non-cash pension costs (10)	—	1	12	7	1
Consolidated EBITDA	$75	$125	$409	$459	$471

(1)

The accounting for the majority of our asbestos-related liability payments and accounts payable reflect the terms of the Indemnification and Reimbursement Agreement with Honeywell entered into on September 12, 2018, under which we are required to make payments to Honeywell in amounts equal to 90% of Honeywell’s asbestos-related liability payments and accounts payable, primarily related to the Bendix business in the United States, as well as certain environmental-related liability payments and accounts payable and non-United States asbestos-related liability payments and accounts payable, in each case related to legacy elements of the Business, including the legal costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts and, as may be applicable, certain other recoveries associated with such liabilities. See Note 17, Commitments and Contingencies of Notes to the Consolidated Interim Financial Statements in our quarterly report on Form 10-Q for the period ended March 31, 2019.

(2)

We have elected to change our definition of Adjusted EBITDA to exclude the non-service component of pension expense. Non-service pension expense is comprised of interest costs, expected return on plan assets and actuarial gains/losses. The components of non-service pension expense are primarily tied to financial market performance, changes in market interest rates and investment performance. The service cost component of our pension plans remains in Adjusted EBITDA. We consider the non-service component of pension expense to be outside the performance of our ongoing core business operations and believe that presenting Adjusted EBITDA including only the service component of pension expense, in addition to our GAAP operating results, provides increased transparency as to the operating costs of providing pension benefits to our employees and the underlying trends in our operating business performance. As a result, the prior periods presented were recast to conform to the current year presentation.

(3)

Non-operating (income) expense adjustment includes the non-service component of pension expense and other expense, net and excludes interest income, equity income of affiliates, and the impact of foreign exchange.

(4)	Stock compensation expense adjustment includes only non-cash expenses.
(5)	Repositioning charges adjustment primarily includes severance costs related to restructuring projects to improve future productivity.
(6)

During the fourth quarter of 2019 additional spin-off costs related to the first three quarters of 2019 were identified and included within the adjustment for the three and twelve months end December 31, 2019 as presented in our annual report on Form 10K.  As a result, the three months and twelve months ended March 31, 2019 were recast to include these additional costs.

(7)	Spin-Off costs primarily include costs incurred for the set-up of the IT, Legal, Finance, Communications and Human Resources functions after the Spin-Off from Honeywell on October 1, 2018.
(8)	Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales.
(9)	Consolidated EBITDA definition permits the add-back of gross interest expense (i.e. excluding interest income), vs. net interest expense in Adjusted EBITDA.
(10)	Consolidated EBITDA definition permits the add-back of non-cash pension service costs.

Reconciliation of Constant Currency Sales % Change(1)

	For the Three Months Ended March 31,
	2020	2019
Garrett
Reported sales % change	(11%)	(9%)
Less: Foreign currency translation	(2%)	(6%)
Constant currency sales % change	(9%)	(3%)

Gasoline
Reported sales % change	11%	8%
Less: Foreign currency translation	(3%)	(7%)
Constant currency sales % change	14%	15%

Diesel
Reported sales % change	(21%)	(22%)
Less: Foreign currency translation	(3%)	(6%)
Constant currency sales % change	(18%)	(16%)

Commercial vehicles
Reported sales % change	(18%)	(2%)
Less: Foreign currency translation	(1%)	(4%)
Constant currency sales % change	(17%)	2%

Aftermarket
Reported sales % change	(18%)	(3%)
Less: Foreign currency translation	(2%)	(4%)
Constant currency sales % change	(16%)	1%

Other Sales
Reported sales % change	(25%)	(23%)
Less: Foreign currency translation	(2%)	(5%)
Constant currency sales % change	(23%)	(18%)

1 We previously referred to “constant currency sales growth” as “organic sales growth.” We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. This is the same definition we previously used for “organic sales growth”. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations less Expenditures for property, plant and equipment

	For the Three Months Ended March 31,
($ in millions)	2020	2019
Net cash provided by (used for) operating activities	$57	$36
Expenditures for property, plant and equipment	$(39)	$(21)
Cash flow from operations less Expenditures for property plant and equipment	$18	$15

Reconciliation of Long-Term Debt to Net Debt

($ in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Long-term debt	$1,389	$1,409	$1,542
Short-term debt	4	4	23
Deferred finance costs	25	27	33
Overdraft on bank accounts	—	3	—
Revolving cash facility	66	—	—
Consolidated debt	1,484	1,443	1,598
Cash and cash equivalents	(254)	(187)	(207)
Net debt	1,230	1,256	1,392

Reconciliation of Net Debt and Consolidated Debt, and Related Ratios

($ in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Secured debt	$1,033	$1,047	$1,205
Revolving cash facility	66	—	—
Unsecured debt	385	393	393
Overdraft on bank accounts	—	3	—
Consolidated debt*	1,484	1,443	1,598

Cash and cash equivalent	(254)	(187)	(207)
Net debt	1,230	1,256	1,392
Consolidated EBITDA (last 12 months)	$409	$459	$471
Net debt to Consolidated EBITDA ratio	3.01X	2.74X	2.96X

Consolidated debt to Consolidated EBITDA ratio*	3.63X	3.14X	3.39X

* Consolidated debt as of March 31, 2019 has been restated to exclude the net debt related to hedge obligations as per our Credit Agreement. This change did not impact our GAAP financial results.

Reconciliation of Net Income – GAAP to EBITDA and Adjusted EBITDA, and to Adjusted Free Cash Flow and Free Cash Flow (FCF)

	For the Three Months Ended March 31,
($ in millions)	2020	2019
Net income — GAAP	$52	$73
Tax expense	1	24
Profit before taxes	53	97
Net interest (income) expense	15	15
Depreciation	19	19
EBITDA (Non-GAAP)	87	131
Other expense, net (which primarily consists of indemnification, asbestos and environmental expenses)	16	19
Non-operating (income) expense	(2)	1
Stock compensation expense	2	5
Repositioning charges	5	1
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	—	—
Spin-Off costs	—	2
Adjusted EBITDA (Non-GAAP)	108	159
Change in working capital	15	(81)
Taxes (without MTT)	(3)	(12)
Capital expenditures	(39)	(21)
Other	(17)	16
Interests	(7)	(8)
Adjusted FCF	57	53
Indemnity obligation & MTT to HON	(39)	(38)
FCF	$18	$15

Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS

($ in millions)	For the Three Months Ended March 31,
	2020	2019
Net income (loss) - GAAP	$52	$73
Special tax matters	—	—
Net income adjusted for special tax matters (Non-GAAP)	52	73
Add back HON I/O expenses and litigation fees	16	19
Annualized interest expenses (net of tax)	—	—
Adjusted net income (Non-GAAP)	$68	$92

Weighted average common shares outstanding - diluted	76,261,545	75,379,228

Adjusted earnings per common share - diluted (Non-GAAP)	$0.89	$1.22

Reconciliation of Net Income to Adjusted FCF Conversion

($ in millions)	For the Three Months Ended March 31,
	2020	2019
Net income (loss) - GAAP	$52	$73
Special tax matters	—	—
Net income adjusted for special tax matters (Non-GAAP)	52	73
Add back HON I/O expenses and litigation fees	16	19
Annualized interest expenses (net of tax)	—	—
Adjusted net income (Non-GAAP)	$68	$92

Adjusted free cash flow	$57	$53

Adjusted free cash flow conversion	84%	58%